                                                                Exhibit 4.1


                    CONVERTIBLE DEBENTURE PURCHASE AGREEMENT

         CONVERTIBLE DEBENTURE PURCHASE AGREEMENT ("AGREEMENT") dated as of February 23, 2000 between ADVANCED COMMUNICATIONS GROUP, INC. (whose name may be changed to WorldPages.com, Inc.) a Delaware corporation (the "COMPANY"), and each person or entity listed as an investor on SCHEDULE I attached to this Agreement (each individually and "INVESTOR" and collectively the "INVESTORS").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to sell and issue to the Investors, and the Investors wish to purchase from the Company, 5% Convertible Debentures due February 23, 2006 (the "DEBENTURES"), in the aggregate principal amount of $20,000,000 at an aggregate price of $20,000,000, having the rights and privileges set forth in the Debentures in the form of EXHIBIT 1.1A attached hereto (the "INITIAL ISSUANCE"), on the terms and conditions set forth herein; and

         WHEREAS, the Debentures will be convertible into shares ("COMMON SHARES") of common stock, par value $.0001 of the Company ("COMMON STOCK"), pursuant to the terms of the Debentures, and the Investors will have registration rights with respect to such Common Shares and the Warrant Shares (as defined herein), pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Investors substantially in the form of EXHIBIT 4.2(f) hereto ("REGISTRATION RIGHTS AGREEMENT");

         WHEREAS, to induce the Investors to purchase the Debentures, the Company has agreed to issue to the Investors warrants exercisable for 572,350 of Common Stock in the form attached as EXHIBIT 1.1B (the "WARRANTS"; and, together with the Debentures, the "SECURITIES");

         WHEREAS, the Company may elect, and thereafter be required by the Investors, to sell to the Investors additional Debentures (the "OPTION DEBENTURES") in the aggregate principal amount of up to $5,000,000 and $2,500,000, respectively, at an aggregate price of up to $5,000,000 and $2,500,000, respectively, as further described herein;

         WHEREAS, upon the issuance of the Option Debentures, the Company has agreed to issue additional Warrants exercisable for shares of Common Stock (the "OPTION WARRANTS," and together with the Option Debentures, the "OPTION SECURITIES") as further described herein;

         WHEREAS, in addition to the foregoing, the Investors may elect, in each of their sole discretion, to purchase additional Debentures (the "ADDITIONAL DEBENTURES" and, collectively with the Option Debentures, the "SUBSEQUENT DEBENTURES" and, collectively with the Option Securities, the "SUBSEQUENT SECURITIES") in the aggregate principal amount of $2,500,000 at an aggregate price of $2,500,000, as further described herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

              PURCHASE AND SALE OF DEBENTURES AND WARRANTS, ETC.

         Section 1.1  INITIAL ISSUANCE OF DEBENTURES AND WARRANTS.

              (a) INITIAL ISSUANCE. Upon the following terms and conditions, the Company shall issue and sell to each Investor severally, and each Investor severally shall purchase from the Company, the outstanding principal amount of Debentures and the number of Warrants indicated next to such Investor's name on SCHEDULE I attached hereto.

              (b) PURCHASE PRICE. The purchase price for the Debentures to be acquired by each Investor (the "PURCHASE PRICE") shall be the Purchase Price set forth next to such Investor's name on SCHEDULE I.

              (c) THE CLOSING.

                        (i) The closing of the purchase and sale of the Debentures and the Warrants (the "CLOSING") in the Initial Issuance, shall take place at the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C. ("INVESTORS' COUNSEL") or at such other place as is mutually agreeable, at 10:00 am., local time on the later of the following: (x) the date on which the last to be fulfilled or waived of the conditions set forth in Article 4 hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (y) such other time and place and/or on such other date as the Investors and the Company may agree. The date on which the Closing occurs is referred to herein as the "CLOSING DATE".

                        (ii) On the Closing Date, the Company shall deliver to each Investor (x) certificates (with the number of and outstanding principal amount of such certificates requested by such Investor) representing the Debentures purchased hereunder by such Investor at the Closing registered in the name of such Investor or its nominee and (y) the Warrants registered in the name of Investor or its nominee in such denominations as reasonably requested by such Investor, and such Investor shall deliver to the Company the Purchase Price for the Debentures purchased by such Investor hereunder by wire transfer in immediately available funds to an account designated in writing by the Company. The delivery of payment by each Investor of the Purchase Price applicable to it as set forth in this paragraph shall constitute a payment delivered to the Company in satisfaction of such Investor's obligation to pay the Purchase Price hereunder. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the applicable Closing.

         Section 1.2  OPTION SECURITIES.

              (a) TERMS. Option Debentures and Option Warrants may be issued pursuant to Sections 1.2(b) and 1.2(c) below. Once issued, the Option Debentures and Option Warrants shall be subject to the same terms as the Debentures and Warrants issued on the Closing Date and shall have the same rights and privileges appurtenant thereto, except with respect to the following: (i) the Closing Price applicable to the Option Debentures shall be the average of the Market Price for Shares of Common Stock for the ten (10) Trading Days prior to the Subsequent Closing Date (as defined herein) (the "OPTION CLOSING PRICE"); (ii) the Conversion Price shall be equal to 110% of the Option Closing Price; (iii) the Conversion Price shall Reset on the 6-month, 12-month, 18-month and 24-month anniversary of the Subsequent Closing Date; (iv) the Purchase Price (as defined in the Warrants) of the Option Warrants shall be equal to 130% of the Option Closing Price; (v) the maturity date of the Option Debentures shall be the sixth anniversary of the issuance of such Debentures; and (vi) the maturity date of the Option Warrants shall be the fifth anniversary of the issuance of such Warrants. The Option Securities issued pursuant to this Section 1.2 shall be issued pursuant to documentation that is the same in all material respects to the Debentures and Warrants other than changes necessary to conform the documents to the distinctive terms of such Option Securities as set forth herein. Except as otherwise indicated in this Section 1.2(a), undefined terms in this
Section 1.2 shall have the meaning set forth in the Debentures.

              (b)       THE COMPANY PUT OPTION.

                        (i) The Company may compel the Investors to purchase (the "Company Put Option") Option Debentures up to a total aggregate principal amount of $5,000,000 at a total aggregate price of $5,000,000, upon written notice, for immediately available funds, in accordance with the procedures described below; provided that each Investor may only be compelled to purchase a percentage of the total Option Debentures subject to the Company Put Option equal to the percentage such Investor purchased of the total principal amount of the Debentures purchased pursuant to the Initial Issuance. Upon the issuance of Option Debentures pursuant to the exercise of the Company Put Option, the Company shall issue to the Investors (pro rata in accordance with the percentages of total Option Debentures each Investor shall have purchased) Option Warrants for the purchase of ($1,500,000 DIVIDED BY the Option Closing Price) plus 37,500 shares of Common Stock (such number of shares to be subject to adjustment in a manner consistent with the provisions adjusting the number of shares issuable under the Warrant upon the occurrence of certain events) per $5,000,000 principal amount of Option Debentures issued to the Investors.

                        (ii) The Company may exercise the Company Put Option on only one occasion and only during the period beginning on the 30th day after the Closing Date and expiring on 120th day after the Closing Date (the "OPTION PERIOD") by providing each Investor with at least 15 business days written notice (the "PUT OPTION NOTICE") indicating that the Company is exercising its Company Put Option, setting forth the pro rata amount that such Investor is required to purchase (as determined in accordance with Section 1.2(b)(i) above) and specifying the date ("THE SUBSEQUENT CLOSING DATE") that the purchase is to occur (the "SUBSEQUENT CLOSING"). The obligations of the Investors to purchase Debentures hereunder shall be in all respects several and not joint.

                        (iii) Notwithstanding anything herein to the contrary, the right of the Company to exercise the Company Put Option under this Section 1.2 shall be conditional upon the following (unless waived by the respective Investor):

                               A.   All the Company's representations and
                               warranties contained in this Agreement, the Registration Rights Agreement, the Debentures and the Warrants shall be true and correct in all material respects as of the Closing Date, the date of the Put Option Notice and the Subsequent Closing Date (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date); and all the Company's covenants contained in this Agreement, the Registration Rights Agreement, the Debentures and the Warrants shall have been performed when and as required, all as certified in writing by the chief financial officer of the Company;

                               B.   A Material Adverse Effect (as defined in
                               Section 2.1(a)) shall not have occurred as of the date of the Put Option Notice and as of the relevant Subsequent Closing Date with respect to the business, operations, properties or financial condition of the Company or its subsidiaries;

                               C.   No Event of Default (as defined in the
                               Debentures) shall have occurred, be likely to occur or be threatened, as of the date of the Put Option Notice and as of the relevant Subsequent Closing Date;

                               D.   The Company is listed on the Principal
                               Market and the closing bid price of a share of Common Stock on the Principal Market (as defined herein) on the date of the Put Option Notice and the Subsequent Closing Date shall be above $12.

                               E.   There have been no breaches by the
                               Company as of the date of the Put Option
                               Notice and the Subsequent Closing Date that have not been fully cured under this Agreement, the Registration Rights Agreement, the Debentures or the Warrants.

                               F. The obligation hereunder of each Investor to acquire and pay for the Option Debentures at the Subsequent Closing (unless otherwise specified) shall be subject to the satisfaction at or before the relevant Subsequent Closing Date, of each of the applicable conditions set forth in Section 4.2, except that all references to the Closing or the Closing Date shall be deemed to refer to such Subsequent Closing Date.

                               G. The Company has received the shareholder approval required under Section 3.14.

              (c)       THE INVESTOR CALL OPTION.

                        (i) Only upon the receipt of a Company Put Notice in accordance with Section 1.2(a) above, the Investors may compel the Company to sell (the "INVESTOR CALL OPTION") up to a total aggregate principal amount of $2,500,000 at a total aggregate price of $2,500,000, upon written notice, for immediately available funds, in accordance with the procedures described below; PROVIDED that each Investor shall only be entitled to purchase a percentage of the total Option Debentures subject to the Investor Call Option equal to the percentage such Investor purchased of the total principal amount of the Debentures purchased pursuant to the Initial Issuance. Notwithstanding the foregoing, each Investor may assign its right to purchase Option Debentures to any other Investor without the consent of the Company or any other Investor. Upon the issuance of Option Debentures pursuant to the exercise of the Investor Call Option, the Company shall issue to the Investors (pro rata in accordance with the percentages of total Option Debentures each Investor shall have purchased) Option

              Warrants for the purchase of (750,000 DIVIDED BY the Option Closing Price) plus 18,750 shares of Common Stock (such number of shares to be subject to adjustment in a manner consistent with the provisions adjusting the number of shares issuable under the Warrant upon the occurrence of certain events) per $2,500,000 principal amount of Option Debentures issued to such Investor.

                        (ii) Each Investor may exercise the Investor Call Option on only one occasion and only during the period commencing upon the receipt of a Company Put Notice and expiring 30 days following the Option Period by providing the Company with at least 15 business days written notice (the "CALL OPTION NOTICE") indicating that such Investor is exercising its Investor Call Option, setting forth the amount that the Investor seeks to purchase (in accordance with Section 2(b)(i) above) and specifying the Subsequent Closing Date.

                        (iii) Notwithstanding anything herein to the contrary, the right of the Investors to exercise the Investors Call Option under this Section 1.2 shall be conditional upon the following (unless waived by the Company):

                               A.   All the Investors' representations and
                               warranties contained in this Agreement, the Registration Rights Agreement, the Debentures and the Warrants shall be true and correct in all material respect as of the Closing Date, the Call Option Notice date and the relevant Subsequent Closing Date (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date); and all the Investors' covenants contained in this Agreement, the Registration Rights Agreement, the Debentures and the Warrants shall have been performed when and as required.

                               B.   The obligation hereunder of the Company
                               to issue and sell the Option Debentures on the Subsequent Closing Date (unless otherwise specified) is subject to the satisfaction at or before the relevant Subsequent Closing Date of each of the applicable conditions set forth in Section 4.1, except that all references to the Closing or the Closing Date shall be deemed to refer to the relevant Subsequent Closing Date.

         Section 1.3  ADDITIONAL DEBENTURES.

              (a)  TERMS. Additional Debentures may be issued pursuant to
Section 1.3(b) below. Once issued, the Additional Debentures shall be subject to the same terms as the Debentures issued on the Closing Date and shall have the same rights and privileges appurtenant thereto, except with respect to the following: (i) the Conversion Price shall be equal to 110% of the initial Closing Price as adjusted subsequent to the Closing Date other than pursuant to a Reset pursuant to Section 5(c) of the Debentures; and (ii) the maturity date of the Additional Debentures shall be the sixth anniversary of the issuance of such Debentures. The Additional Debentures issued pursuant to this Section 1.3 shall be issued pursuant to documentation that is the same in all material respects to the Debentures other than changes necessary to conform the documents to the distinctive terms of the Additional Debentures as set forth herein.

              (b) THE ADDITIONAL INVESTOR CALL OPTION. At any time prior to the 270th day after the Closing Date, in addition to the Option Debentures set forth in Section 1.2(b) above, the Investors, in each of their sole discretion, may elect to purchase (the

"Additional Investor Call Option") additional Debentures ("Additional Debentures") up to a total aggregate principal amount of $2,500,000 at a total aggregate price of $2,500,000, otherwise in accordance with the procedures set forth in Section 1.2(b)(i) - (iii) above.

         Section 1.4 REFERENCES. All references to Debentures, Warrants and Securities in this Agreement and the Registration Rights Agreement shall include the Initial Debentures, Option Debentures, the Additional Debentures, the Subsequent Debentures, the Initial Warrants, Option Warrants, the Option Securities and the Subsequent Securities to the extent that such securities have been issued.

         Section 1.5  BOARD APPROVAL. As of the Closing Date, Sections 1.2,
1.3 and 1.4 above are subject to obtaining the requisite approval by the Company's Board of Directors.

         Section 1.6 SUBORDINATION AGREEMENT. The rights of the Investors under this Agreement are subject to the terms of the Subordination Agreement dated February 23, 2000, among the Senior Lenders (as defined therein) and, among others, the Investors (the "SUBORDINATION AGREEMENT").

                                  ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         Section 2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the following representations and warranties to each of the Investors as of the date hereof and on the Closing Date:

              (a) ORGANIZATION AND QUALIFICATION; MATERIAL ADVERSE EFFECT. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any direct or indirect subsidiaries (defined as any entity of which the Company owns, directly or indirectly, 50% or more of the equity or voting power) other than the subsidiaries listed on SCHEDULE 2.1(a) attached hereto. Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any adverse effect on the business, operations, properties or financial condition of the entity with respect to which such term is used and which is (either alone or together with all other adverse effects) material to such entity and other entities controlling or controlled by such entity taken as a whole, and any material adverse effect on the transactions contemplated under this Agreement, the Registration Rights Agreement or any other agreement or document contemplated hereby or thereby.

              (b) AUTHORIZATION; ENFORCEMENT. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Warrants and the Registration Rights Agreement and to issue the Debentures and Warrants in accordance with the terms hereof and thereof,
(ii) the execution and delivery of this Agreement, the Warrants and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Debentures, the Common Shares and the Warrant Shares, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or stockholders is required, (iii) this Agreement, the Warrants, the Debentures and the Registration Rights Agreement have been duly executed and delivered by the Company, and (iv) this Agreement, the Warrants, the Debentures and the Registration Rights Agreement constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

              (c) CAPITALIZATION. The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock and 20,000,000 shares of preferred stock; as of December 31, 1999 there were 20,426,753 shares of Common Stock and 0 shares of preferred stock issued and outstanding; and, except as set forth on Schedule 2.1(c) and except for shares contemplated by the YPtel Acquisition (as defined below), no shares of Common Stock and no shares of preferred stock were reserved for issuance to persons other than the Investors. All of the outstanding shares of the Company's Common Stock and preferred stock have been validly issued and are fully paid and nonassessable. No shares of capital stock are entitled to preemptive rights; and there are as of December 31, 1999 outstanding options and outstanding warrants for 3,806,523 shares of Common Stock (excluding the Warrants). Except as set forth on Schedule 2.1(c), there are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible or exchangeable into shares, of capital stock of the Company, except as may otherwise be set forth in the relevant SEC Documents (as defined below) with respect to the Company's acquisition of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc. (the "YP COMPANIES") and related transactions (collectively, the "YPtel Acquisition"). Attached hereto as EXHIBIT 2.1(c)(i) is a true and correct copy of the Company's Certificate of Incorporation (the "CHARTER"), as in effect on the date hereof, and attached hereto as EXHIBIT 2.1(c)(ii) is a true and correct copy of the Company's By-Laws, as in effect on the date hereof (the "BY-LAWS").

              (d) ISSUANCE OF COMMON SHARES. The Common Shares and the shares of Common Stock issuable upon the exercise of the Warrants (the "WARRANT SHARES") are duly authorized and reserved for issuance and, upon such conversion in accordance with the Debentures and/or exercise in accordance with the Warrants such Common Shares and Warrant Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and entitled to be traded on the ("NYSE") (or the American Stock Exchange or the Nasdaq National Market System, collectively with the NYSE, the "APPROVED MARKETS"), and the holders of such Common Shares and Warrant Shares shall be entitled to all rights and preferences accorded to a holder of Common Stock. The outstanding shares of Common Stock are currently listed on the NYSE.

              (e) NO CONFLICTS. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Warrants by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and the issuance of the Debentures and the Warrants do not and will not (i) result in a violation of the Company's Charter or By-Laws or
(ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its subsidiaries is a party (collectively, "COMPANY AGREEMENTS"), or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. The business of the Company and its direct and indirect subsidiaries is being conducted in material compliance with (i) its Charter and By-Laws, (ii) all Company Agreements and (iii) all applicable laws, ordinances or regulations of any governmental entity, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. Except for filings, consents and approvals required under applicable state and federal securities laws or the rules and regulations of the Approved Markets and covered by the Registration Rights Agreement, the Company is not required under Federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement, the Debentures and the Warrants or issue and sell the Debentures in accordance with the terms hereof and issue the Common Shares upon conversion thereof and issue the Warrant Shares on exercise of the Warrants and for the registration provisions provided in the Registration Rights Agreement.

              (f) SEC DOCUMENTS; NO NON-PUBLIC INFORMATION; FINANCIAL STATEMENTS. The Common Stock of the Company is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the Company and its subsidiaries have filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission

("SEC") pursuant to the reporting requirements of the Exchange Act, including all such proxy information, solicitation statement and registration statements, and any amendments thereto required to have been filed in connection with the YPtel Acquisition (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC DOCUMENTS"). The Company has delivered or made available to the Investors true and complete copies of all SEC Documents filed with the SEC since December 31, 1998. The Company has not directly or indirectly provided to the Investors any material non-public information or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning the Company and its subsidiaries, and no event or circumstance has occurred which would require the Company to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading on the date hereof or on the Closing Date but which has not been so disclosed.

              (g) FINANCIAL STATEMENTS. The financial statements of the Company and its subsidiaries and the YP Companies included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The audited financial statements of each of the Company and its subsidiaries for the fiscal year ending December 31, 1999, the audited financial statements of YPtel Corporation for the fiscal year ending October 31, 1999 and the unaudited financial statements of Big Stuff, Inc. for the fiscal year ending December 31, 1999 have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its subsidiaries, and each of the YP Companies, as the case may be, as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

              (h) PRINCIPAL EXCHANGE/MARKET. The principal market on which the Common Stock is currently traded is the NYSE.

              (i) NO MATERIAL ADVERSE CHANGE. Since December 31, 1999, no Material Adverse Effect has occurred or exists, and no event or circumstance has occurred that with notice or the passage of time or both is reasonably likely to result in a Material Adverse Effect with respect to the Company or its subsidiaries.

              (j) NO UNDISCLOSED LIABILITIES. The Company and its subsidiaries have no liabilities or obligations not disclosed in the Pre-Agreement SEC Documents (as defined below), other than those liabilities incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since December 31, 1999, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its direct or indirect subsidiaries.

              (k) NO UNDISCLOSED EVENTS OR CIRCUMSTANCES. To the best knowledge of the Company, no material event or circumstance has occurred or exists with respect to the Company or its direct or indirect subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

              (l) NO GENERAL SOLICITATION. Neither the Company, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933, as amended (the "ACT")) in connection with the offer or sale of the Debentures or Common Shares.

              (m) NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor to its knowledge any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Debentures, the Warrants or the Common Shares or Warrant Shares under the Act.

     The Issuance of the Debentures, Warrants, Common Shares, or Warrant Shares to the Investors will not be integrated with any other issuance of the Company's securities (past, current or future) which requires stockholder approval under the rules of the NYSE.

              (n) FORM S-3. The Company is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) on Form S-3 under the Act and rules promulgated thereunder, and Form S-3 is permitted to be used for the transactions contemplated hereby under the Act and rules promulgated thereunder.

              (o) INTELLECTUAL PROPERTY. The Company and/or its wholly-owned subsidiaries owns or has licenses to use certain patents, copyrights and trademarks ("INTELLECTUAL PROPERTY") associated with its business. The Company and its subsidiaries have all intellectual property rights which are needed to conduct the business of the Company and its subsidiaries as it is now being conducted or as proposed to be conducted as disclosed in the SEC Documents. The Company and its subsidiaries have no reason to believe that the material intellectual property rights which it owns are invalid or unenforceable or that the use of such intellectual property by the Company or its subsidiaries infringes upon or conflicts with any right of any third party, and neither the Company nor any of its subsidiaries has received notice of any such infringement or conflict, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have no knowledge of any infringement of its intellectual property by any third party.

              (p) POISON PILL PROVISIONS. Neither Company nor its wholly-owned subsidiaries have a stockholder rights plan. None of the acquisition of Debentures, Warrants, Common Shares or Warrant Shares nor the deemed beneficial ownership of shares of Common Stock prior to, or the acquisition of such shares pursuant to, the conversion of Debentures or the exercise of the Warrants will in any event under any circumstance trigger the poison pill provisions of any other or subsequently adopted plan or agreement, or a substantially similar occurrence under any successor or similar plan.

              (q) NO LITIGATION. Except as set forth in the Pre-Agreement SEC Documents (as defined in Section 2.2(c) (i) below), no litigation or claim (including those for unpaid taxes) against the Company or any of its subsidiaries is pending or, to the Company's knowledge, threatened, and no other event has occurred, which if determined adversely could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to materially and adversely effect the transactions contemplated hereby. There is no legal proceeding described in the Pre-Agreement SEC Documents that could reasonably be expected to have a Material Adverse Effect on the Company.

              (r) BROKERS. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company or any Investor relating to this Agreement or the transactions contemplated hereby, except for amounts owing to Granite Financial Group, which amounts shall be paid by the Investors, pursuant to a separate agreement.

              (s) ACKNOWLEDGEMENT OF DILUTION. The number of shares of Common Stock constituting Common Shares or Warrant Shares may increase substantially in certain circumstances, including the circumstance where the trading price of the Common Stock declines. The Company acknowledges that its obligation to issue Common Shares upon conversion of Debentures and Warrant Shares upon exercise of the Warrants is absolute and unconditional, regardless of the dilution that such issuance may have on other shareholders of the Company.

              (t) OTHER INVESTORS. Except as set forth on Schedule 2.1(t), there are no outstanding securities issued by the Company that are entitled to registration rights under the Act. Except as set forth on Schedule 2.1(t), there are no outstanding securities issued by the Company that are directly or indirectly convertible into, exercisable into, or exchangeable for, shares of Common Stock of the Company, or that have anti-dilution or similar rights that would be affected by the issuance of the Debentures, the Common Shares, the Warrants or the Warrant Shares.

              (u) CERTAIN TRANSACTIONS. Except as disclosed in the Pre-Agreement SEC Documents or as set forth on Schedule 2.1(u), none of the officers, directors, or key employees of the Company is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

              (v) PERMITS; COMPLIANCE. The Company and each of its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"), except where failure to possess such Company Permits would not have a Material Adverse Effect on the Company and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits except for such Company Permits the failure of which to possess, or the cancellation or suspension of which, would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the best of its knowledge, neither the Company nor any of its subsidiaries is in material conflict with, or in material default or material violation of, any of the Company Permits. Since December 31, 1998, neither the Company nor any of its subsidiaries has received any notification with respect to possible material conflicts, material defaults or material violations of applicable laws.

              (w) INSURANCE. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its direct and indirect subsidiaries are engaged. Except as set forth in Schedule 2.1(w), neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

              (x) INTERNAL ACCOUNTING CONTROLS. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's management, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is

      c

compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

              (y) ENVIRONMENTAL MATTERS. Except as otherwise disclosed in the Pre-Agreement SEC Documents, the Company and each of its subsidiaries is in compliance in all respects with all applicable state and federal environmental laws except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company and no event or condition has occurred that may interfere with the compliance by the Company or any of its subsidiaries with any environmental law or that may give rise to any liability under any environmental law that, individually or in the aggregate, would have a Material Adverse Effect.

              (z)  SOLVENCY.

                        (i) Based on the financial condition of the Company as of the Closing Date, the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature.

                        (ii) Based on the financial condition of the Company as of the Closing Date, the Company's assets do not constitute unreasonably small capital to carry out its business as now conducted and as proposed to be conducted including the Company's capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof.

                        (iii) The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Based on the financial condition of the Company as of the Closing Date, the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

                        (iv)   Neither the Company nor any of its
              subsidiaries is subject to any bankruptcy, insolvency or similar proceeding.

              (aa) TAXES. All federal, state, city and other tax returns, reports and declarations required to be filed or extended by or on behalf of the Company and each of its subsidiaries have been filed or extended and all such filed returns are complete and accurate and disclose all taxes (whether based upon income, operations, purchases, sales, payroll, licenses, compensation, business, capital, properties or assets or otherwise) required to be paid in the periods covered thereby. All taxes required to be withheld by or on behalf of the Company or any such subsidiary in connection with amounts paid or owing to any employees, independent contractor, creditor or other party have been withheld, and such withheld taxes have either been duly and timely paid to the proper governmental authorities or set aside in accounts for such purposes.

              (bb) TITLE TO PROPERTIES; ENCUMBRANCES. SCHEDULE 2.1(bb) contains a complete and accurate list of all material real property, leaseholds, or other interests therein owned by the Company and its subsidiaries. Each of the Company and its subsidiaries owns (with good and marketable title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible ("Company Property")) that it purports to own. All material Company Property is free and clear of all encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature, except, with respect to all such properties and assets, (a) mortgages, liens or security interests shown on SCHEDULE 2.1(bb) as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) with respect to real property,
(i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any of its subsidiaries, and (ii) zoning laws and other land use restrictions (including, but not limited to, easements of records) that do not impair the present or anticipated use of the property subject thereto. All buildings, plans, and structures owned by the Company or any of its subsidiaries lie wholly within the boundaries of the real property owned by the Company or such subsidiaries, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

              (cc) NO RELIANCE ON INVESTORS. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants and the transactions contemplated hereby and thereby. The Company further acknowledges that no Investor is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants and the transactions contemplated hereby and thereby. The Company further represents to the Investor that the Company's decision to enter into this Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants has been based solely on the independent evaluation by the Company and its representatives.

              (dd)   INTENTIONALLY LEFT BLANK.

              (ee)   GUARANTIES OF SUBSIDIARIES. The subsidiaries listed on
Schedule 4.2(k) hereto represent all of the Company's subsidiaries which have delivered a guaranty to the Senior Lenders in connection with the Senior Debt (as defined in Section 3.12).

              (ff)   INTENTIONALLY LEFT BLANK.

         Section 2.2 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each of the Investors, severally (as to itself) and not jointly hereby makes the following representations and warranties to the Company as of the date hereof and on the Closing Date:

              (a) ORGANIZATION AND QUALIFICATION. Each of the Investors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on such Investor.

              (b) AUTHORIZATION; ENFORCEMENT. (i) Such Investor has the requisite power and authority to enter into and perform this Agreement and the Registration Rights Agreement and to purchase the Debentures and to acquire the Warrants being sold to it hereunder, (ii) the execution and delivery of this Agreement and the Registration Rights Agreement by such Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and (iii) this Agreement and the Registration Rights Agreement constitute valid and binding obligations of such Investor enforceable against such Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

              (c) NO CONFLICTS. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the performance under the Debentures and Warrants and the consummation by such Investor of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of such Investor's organizational documents, or (ii) conflict with any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a material violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Investor. Such Investor is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement, the Registration Rights Agreement, the Warrants or the Debentures.

              (d)  INVESTMENT REPRESENTATIONS.

                        (i) INFORMATION. The Company has furnished such Investor with its Registration Statement on Form S-1 dated February 11, 2000, its Proxy Statement dated January 24, 2000, its annual report on Form 10-K for its fiscal year ended December 31, 1998 (the "FISCAL YEAR END"), its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, and all other reports or documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act prior to the Closing Date (the "PRE-AGREEMENT SEC DOCUMENTS").

                        (ii) ACCESS TO OTHER INFORMATION. Such Investor acknowledges that the Company has made available to such Investor the opportunity to examine such additional documents from the Company and to ask questions of, and receive full answers from, the Company concerning, among other things, the Company, its financial condition, its management, its prior activities and any other information which such Investor considers relevant or appropriate in connection with entering into this Agreement.

                        (iii)  RISKS OF INVESTMENT.  Such Investor
              acknowledges that the Securities and the Common Shares and Warrant Shares issuable upon conversion and/or exercise of the Securities have not been registered under the Act. Such Investor is familiar with the provisions of Rule 144 and understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Act or some other exemption from the registration requirements of the Act will be required in order to dispose of the Securities and the Common Shares and Warrant Shares issuable upon conversion and/or exercise of the Securities, and that such Investor may be required to hold its Securities and the Common Shares and Warrant
              Shares issuable upon conversion and/or exercise of the Securities received under this Agreement for a significant period of time prior to reselling them, subject to the Company successfully registering the Common Shares and Warrant Shares pursuant to the Registration Rights
              Agreement. Such Investor is capable of assessing the risks of an investment in the Securities and is fully aware of the economic risks thereof. Such Investor acknowledges that the Company's operating results have in the past and may in the current period and in future periods not meet the expectations of securities analysts and that failure to meet such expectations would be likely to have a material adverse effect on the trading price and salability of the Common Shares and Warrant Shares.

                        (iv) INVESTMENT REPRESENTATION. Such Investor is purchasing the Debentures and the Warrants for its own account and not with a view to distribution in violation of any securities laws. Such Investor has no present intention to sell the Debentures, Warrants, Common Shares, or Warrant Shares in violation of federal or state securities laws and such Investor has no present arrangement (whether or not legally binding) to sell the Debentures, Warrants, Common Shares or Warrant Shares to or through any person or entity; PROVIDED, however, that by making the representations herein, such Investor does not agree to hold the Debentures, Warrants, Common Shares or Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Debentures, Warrants, Common Shares or Warrant Shares at any time in accordance with federal and state securities laws applicable to such disposition.

                        (v) RESTRICTED SECURITIES. It acknowledges and understands that the terms of issuance have not been reviewed by the SEC or by any state securities authorities and that the Securities have been issued in reliance on the certain exemptions for non-public offerings under the Act, which exemptions depend upon, among other things, the representations made and information furnished by such Investor, including the bona fide nature of such Investor's investment intent as expressed above.

                        (vi) ACCURACY OF INFORMATION. All information that such Investor provides to the Company hereunder is correct and complete as of the date set forth above.

                        (vii) ABILITY TO BEAR ECONOMIC RISK. It is an "accredited" investor as defined in Rule 501 of Regulation D, as amended, under the Act, and that it (i) is able to bear the economic risk of its investment in the Debentures, (ii) is able to hold the Debentures for an indefinite period of time, (iii) can afford a complete loss of its investment in the Debentures and (iv) has adequate means of providing for its current needs.

                        (viii) NO PUBLIC SOLICITATION. At no time was such
              Investor presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the issuance.

                        (ix) RELIANCE BY THE COMPANY. Such Investor understands that the Debentures and Warrant are being offered and sold in reliance on a transactional exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the Debentures and Warrants.

                        (x)    INTENTIONALLY LEFT BLANK.

              (e) BROKERS. Such Investor has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby, except for amounts owing to Granite Financial Group, which amounts shall be paid by the Investors, pursuant to a separate agreement.

              (f) NO HEDGING OR SHORT SELLING. Other than as set forth in the following sentence, during the period sixty (60) days prior to the date of this Agreement, the Investor has not engaged in any short sales or hedging of any kind with respect to the Common Stock in anticipation of this Agreement. However, the Company has been advised orally that an Investor has engaged in short sales.

                                   ARTICLE 3

                                   COVENANTS

         Section 3.1 REGISTRATION AND LISTING; EFFECTIVE REGISTRATION. For so long as the Debentures and Warrants are outstanding, the Company will cause the Common Stock issuable upon the exercise of the Securities to continue at all times to be registered under Section 12(b) or Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until such time as no Debentures or Warrants are outstanding, the Company shall continue the listing or trading of the Common Stock on the NYSE or one of the other Approved Markets and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Stock is listed. The Company shall cause the Common Stock to be listed on the NYSE no later than the registration of the Common Stock under the Act, and at all times shall continue such listing(s) on one of the Approved Markets. As used herein and in the Registration Rights Agreement, the Debenture and the Warrants, the term "EFFECTIVE REGISTRATION" shall mean that all registration obligations of the Company pursuant to the Registration Rights Agreement and this Agreement have been satisfied, such registration is not subject to any suspension or stop order, the prospectus for the Common Stock issuable upon conversion and/or exercise of the Securities is current and deliverable and such shares of Common Stock are listed for trading on one of the Approved Markets and such trading has not been suspended for any reason, none of the Company or any direct or indirect subsidiary of the Company is subject to any bankruptcy, insolvency or similar proceeding, and no Interfering Event (as defined in Section 2(b) of the Registration Rights Agreement) exists.

         Section 3.2  DEBENTURES ON CONVERSION AND WARRANTS ON EXERCISE.

              (a) Upon any conversion by an Investor (or then holder of Debentures) of the Debentures pursuant to the terms thereof, the Company shall issue and deliver to such Investor (or holder) within three (3) Trading Days (as such term is defined in the Debenture) of the Conversion Date (as defined in the Debenture), a new certificate or certificates for the principal amount of Debentures which such Investor (or holder) has not yet elected to convert but which is evidenced in part by the certificate(s) submitted to the Company in connection with such conversion (with the number of and denomination of such new certificate(s) designated by such Investor or holder).

              (b) Upon any partial exercise by an Investor (or then holder of the Warrants) of the Warrants, the Company shall issue and deliver to such Investor (or holder) within three (3) days of the date on which such Warrants are exercised, a new Warrant or Warrants representing the number of adjusted Warrant Shares, in accordance with the terms of Section 2 of the Warrants.

         Section 3.3  REPLACEMENT DEBENTURES AND WARRANTS.

              (a) The certificate(s) representing the Debentures held by any Investor (or then holder) may be exchanged by such Investor (or such holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Debentures, as requested by such Investor (or such holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

              (b) The Warrants will be exchangeable at the option of the Investor (or then holder of the Warrants) at the office of the Company for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of Warrant Shares as are purchasable under such Warrants. No service charge will be made for such transfer or exchange.

         Section 3.4 EXPENSES. The Company shall pay in immediately available funds, at the Closing and promptly upon receipt of any further invoices relating to same, all reasonable due diligence fees and expenses and reasonable attorneys' fees and expenses of the Investors' Counsel, incurred by the Investors in connection with the preparation, negotiation, execution and delivery of this Agreement, the Registration Rights Agreement, the Debentures, the Warrants and the related agreements and documents and the transactions contemplated hereunder and thereunder; provided, however, that the Company shall not be obligated to pay fees and expenses in excess of $100,000 unless the Investors have obtained the prior written approval of the Company with respect to any such excess. At Closing, the Company shall pay the amount estimated to be due for such fees and expenses (which may include fees and expenses estimated to be incurred for completion of the transaction including post-closing matters). In the event such amount is ultimately less than the actual fees and expenses, the Company shall promptly pay such deficiency upon receipt of an invoice regarding same. In the event such amount is ultimately greater than the actual fees and expenses, such excess shall promptly be returned to the Company. In the event that the Company issues Subsequent Securities pursuant to the exercise of the Company Put Option, the Investor Call Option or the Additional Investor Call Option, the Company shall pay in immediately available funds all of the reasonable fees and expenses of Investors' counsel related to such issuance in accordance with all of the same terms and conditions in this paragraph relating to the issuance of the Securities in the issuance; provided, however, that the Company shall not be obligated to pay fees and expenses in excess of an additional $25,000 per $5,000,000 principal amount of Subsequent Debentures issued to the Investors unless the Investors have obtained prior written approval of the Company with respect to any such excess.

         Section 3.5  SECURITIES COMPLIANCE. The Company shall notify the
SEC and the NYSE, in accordance with their requirements, of the transactions contemplated by this Agreement, the Debenture, the Registration Rights Agreement and the Warrants, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Debentures hereunder, the Common Shares issuable upon conversion thereof, the Warrants and the Warrant Shares issuable upon exercise of the Warrants.

         Section 3.6 DIVIDENDS OR DISTRIBUTIONS; PURCHASES OF EQUITY SECURITIES. Except as set forth in Schedule 3.6, so long as any Debentures or Warrants remain outstanding, the

Company agrees that it shall not (a) declare or pay any dividends or make any distributions to any holder or holders of Common Stock (other than dividends payable in Common Stock), or (b) purchase or otherwise acquire for value, directly or indirectly, any shares of Common Stock or other equity security of the Company; provided that the Company may purchase or acquire shares of Common Stock so long as the Company (i) purchases or acquires such shares on the open market or pursuant to a tender offer directed to all of the Company's shareholders and (ii) does not utilize the proceeds of the issuances of the Debentures for such purpose.

         Section 3.7 NOTICES. The Company agrees to provide all holders of Debentures and Warrants with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such Common Stock holders.

         Section 3.8 USE OF PROCEEDS. The Company agrees that the proceeds received by the Company from the sale of the Debentures hereunder shall be used for working capital purposes and repayment of Senior Indebtedness.

         Section 3.9  NOTIFICATION OF ADDITIONAL FINANCINGS; ADJUSTMENTS.

              (a) Until the twelve (12) month anniversary of the Closing Date the Company shall provide reasonable advance notice to the Investors of its intentions to pursue any transaction, the purpose of which is to provide capital to the Company, in consideration of which the Company will sell or otherwise issue or deliver or dispose of any share of Common Stock or other equity securities or any securities which are convertible into or exchangeable for shares of its Common Stock or other equity securities or any convertible or exchangeable security, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of share of Common Stock or other equity securities (such transactions are referred to as "Applicable Financing Transactions") the Company agrees to use reasonable efforts to provide the Investors with the opportunity to provide the financing in such Applicable Financing Transactions.

              (b) If at any time prior to the close of business on the 180th day after the Closing Date, the Company issues Common Stock (or securities or rights exercisable or exchangeable for, or convertible into, Common Stock ("Derivative Securities") in a private placement at a discount from (or in an Investor's sole judgment on terms more favorable to the purchaser thereof than) the terms specified in Section 5(c) of the Debentures other than shares issued (i) to any Investor or an affiliate thereof in any future transaction or (ii) in connection with a strategic investment (including, but not limited to, an acquisition) that was not essentially a capital raising transaction on behalf of the Company or (iii) to retain or attract potential non-affiliated employees, then the Debentures held by such Investor will automatically (at such Investor's request) be adjusted to provide for such discount or lower or more favorable Conversion Price, as applicable, provided, however, that the Investor agrees to promptly advise the Company in writing following receipt of written notice from the Company of the terms and conditions of any proposed issuance of Company Common Stock that the Investor considers such issuance either would or would not be on terms more favorable to the purchaser thereof.

         Section 3.10  RESERVATION OF STOCK ISSUABLE UPON CONVERSION AND
UPON EXERCISE OF THE WARRANTS. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Debentures and the exercise of the Warrants, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Debentures and the full exercise of the Warrants and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Debentures and the full exercise of the Warrants, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures and the exercise of the Warrants such number of authorized but unissued shares of Common Stock that is at least equal to 200% of the aggregate shares issuable upon conversion of Debentures, and 200% of the aggregate shares issuable on exercise of Warrants, which number may be reduced by the number of Common Shares or Warrant Shares actually delivered pursuant to conversion of Debentures or exercise of the Warrants and shall be appropriately adjusted for any stock split, reverse split, stock dividend or reclassification of the Common Stock. If the Company falls below the reserves specified in the immediately preceding sentence and does not cure such non-compliance within 30 days of its start, then the Investors will be entitled to the discount adjustments specified in Section 2(b)(i) of the Registration Rights Agreement. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all the then outstanding Debentures or the full exercise of the Warrants, the Investors shall be entitled to, INTER ALIA, the premium price redemption rights provided in the Registration Rights Agreement.

         Section 3.11 BEST EFFORTS. The parties shall use their best efforts to satisfy timely each of the conditions described in Article 4 of this Agreement.

         Section 3.12  NO SENIOR INDEBTEDNESS; LIMITATIONS ON ISSUANCE OF
EQUITY.

              (a) So long as any Debentures remain outstanding, the Company agrees that neither the Company nor any subsidiary of the Company shall create, incur, assume, guarantee, secure or in any manner become liable in respect of any indebtedness, unless subordinated to the Debentures in all respects ("Subordinated Debt"), except for (i) trade payables incurred in the ordinary course of business consistent with past practices (ii) capitalized lease obligations (to the extent permitted in the Loan Agreement which, in the aggregate at any point in time, shall not exceed $2 million dollars and
(iii) a senior credit facility with the Senior Lender (the "Senior Debt") which, in the aggregate, shall not exceed $60 million dollars at any given time (x) unless such excess does not result in the Senior Leverage Ratio (as defined in the Loan Agreement) being greater than 5 to 1, and

(y) provided that, in no event, shall the Senior Debt exceed $120 million dollars. If Senior Debt exceeds $60 million, then within ten (10) business days of the close of any fiscal quarter, the Company shall provide the Investors with a written statement of its CFO certifying that the Senior Leverage Ratio of Senior Debt at the close of such quarter for such quarter is less than 5 to 1. A failure to provide such certificate shall result in a default under this Agreement and the Debentures.

              (b) The Debentures shall be subordinate to the Senior Debt pursuant to the Subordination Agreement. Any Subordinated Debt shall be subordinate to the Debentures pursuant to a separate agreement to be entered into between the potential holders of such Subordinated Debt and the Investors in a form reasonably satisfactory to the Investors.

              (c) The Company shall not contribute or transfer its assets to any of its subsidiaries, other than a subsidiary that has delivered its guarantee to the Investor in form and substance satisfactory to the Investors.

              (d) Neither the Company nor any subsidiary shall encumber any of its or their assets, except for Permitted Liens as described in Schedule 3.12(d).

         Section 3.13 FORM D; BLUE SKY LAWS. The Company agrees to file a Form D with respect to the Debentures, Warrants, Common Shares and Warrant Shares, as required under Regulation D and to provide a copy thereof to each Investor promptly after such filing. The Company shall, on or before each Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Debentures, Warrants, Common Shares and Warrant Shares for sale to the Investors at the Closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to each Investor on or prior to the Closing Date.

         Section 3.14 DELISTING; BEST EFFORTS. The Investors shall, in the aggregate, be entitled to convert Debentures into a total of 8,785,351 Common Shares (20% of the Common Stock issued and outstanding on the date hereof, which number shall be subject to readjustment for any stock split, stock dividend or reclassification of the Common Stock) (the "20% Cap"). Each Investor shall be entitled to convert that amount of its Debentures into such total number of Common Shares equal to such Investor's Pro Rata Share (as defined below) of the 20% Cap. An Investor's "Pro Rata Share" shall mean that total number of Common Shares equal to such Investor's Purchase Price divided by the aggregate Purchase Price. Once an Investor has received its total Pro Rata Share upon conversion of its Debentures, it may request that the Company redeem its remaining Debentures at a price equal to the greater of (a) the cash value that the Investor would receive upon conversion of the Debenture at the Conversion Price and subsequent sale of the Common Shares received thereupon at the Market Price for Shares of Common Stock in existence on such date and (b) 130% of the Outstanding Principal Amount (as defined in the Debentures) plus accrued but unpaid interest and default payments in effect at that time. In the event that the Investor is prevented from exercising its redemption rights hereunder by reason of the Subordination Agreement, then the Investor shall have the right to require the Company to pay a default payment at the Default Payment Rate (as defined in the Debentures) on the Debenture Amount (as defined in the Debentures) for the Debentures held by such Investor for each 30-day period that the Investor is prevented from exercising such redemption rights and that the Company fails to obtain the requisite shareholder approval set forth below. If an Investor has converted all of its Debentures, but has not depleted the total number of Pro Rata Shares allocated to it, its remaining Pro Rata Shares shall be reallocated amongst the Investors still holding Debentures on a pro rata basis. The restrictions set forth in this Section
3.14 shall cease to apply if (a) the Company obtains written shareholder approval to issue Common Shares in excess of the 20% Cap pursuant to NYSE Rule 312.03(c) or (b) the Company provides the Investors with irrevocable written notice, based upon the advice of its counsel, that any such issuance of Common Shares upon conversion of the Debentures is not subject to the 20% Cap pursuant to NYSE Rule 312.03(c). The Company will use its best efforts promptly to obtain either the shareholder approval or the irrevocable notice described in the preceding sentence and to provide the Investors with a copy of same: without limiting the foregoing, the Company shall call a shareholders meeting by no later than May 31, 2000 in which the Company will solicit the aforementioned shareholder approval, will solicit proxies in favor of issuing Common Shares in excess of the 20% Cap and will use its best efforts to have all affiliates of the Company which own or control shares of Common Stock to vote their shares in favor of such resolution.

         Section 3.15 BOARD APPROVAL. The Company shall use its best efforts to obtain the approval of the Company's Board of Directors referred to in
Section 1.5 above within 30 days of the Closing Date. The Company shall notify the Investors immediately upon their receipt of such Board approval or rejection.

         Section 3.16 PRESS RELEASE. Immediately following the Closing, the Company shall issue a press release. Investors shall have the opportunity to review such press release prior to its issuance. No press release shall name the Investors except as shall be required by law. If the Company fails to issue a press release within 1 business day of the Closing, the Investors may issue a press release covering the Closing and complying with any legal requirement applicable to the Investors.

         Section 3.17 TRADING. For so long as any of the Debentures or Warrants are outstanding, such Investor shall not make any short sales or hedges with respect to the Common Stock with the intention of reducing the price of the Common Stock to such Investor's benefit. Notwithstanding the foregoing the Company acknowledges that there is no presumption that sales (including short sales) are with the intent of reducing the price of Common Stock even if such price of Common Stock drops during the period that such sales are taking place.

         Section 3.18 GUARANTIES OF SUBSIDIARIES. In the event that, in the future, any Company subsidiary not listed on Schedule 4.2(k) delivers a guaranty to the Senior Lender in connection with the Senior Debt, then all such subsidiaries shall deliver a guarantee to the Investors in the form of
Exhibit 4.2(k) or, at the option of the Investors, such other form that is used in connection with the Senior Debt.

         Section 3.19 ADDITIONAL COVENANTS. Notwithstanding anything to the contrary in this Agreement, the Debentures, the Warrants or the Registration Rights Agreement, none of the Company, ACG Holding Company, ACG Exchange Company or any of the Yptel Shareholders listed on Schedule 3.19 shall be precluded from performing their obligations or exercising their rights in respect of: (a) at any time (including on the liquidation of the Company), the exchanging of Class A Special Shares of ACG Exchange Company ("ACG Ex") for Common Shares of the Company, (b) the making or receiving of distributions (by way of dividends or otherwise, in cash, shares or otherwise) on Class A Special Shares of ACG Ex owned by the Yptel Shareholders in substance and like manner as those distributions made to shareholders of Common Shares of the Company, on liquidation or otherwise,
(c) the reserving of sufficient shares of Common Stock of the Company to enable the exchange of shares contemplated in sub-paragraph (a) above, and
(d) the ensuring that upon the occurrence of any stock splits, subdivisions, combination of shares, conversions, exchanges, distributions or other such event in respect of the shares of the Company which (based on an exchange of one Class A Special Share of ACG Ex for one Common Share of the Company as at the date hereof) would dilute or adversely affect the economic equivalence of such an exchange, the corresponding adjustments are made to ensure there is no such dilution or adverse effect upon the holders of Class A Special Shares of ACG Ex. For the purposes of this Section 3.19, undefined terms shall have the meaning set forth in the Support Agreement among the Company, ACG Holding Company, ACG Exchange Company, Certain Shareholders listed in Schedule A therein, and YPTel/ACG Pledge Corporation, dated February 14, 2000.

                                   ARTICLE 4

                             CONDITIONS TO CLOSINGS

         Section 4.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO SELL THE DEBENTURES. The obligation hereunder of the Company to issue and/or sell the Debentures to the Investors at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

              (a) ACCURACY OF THE INVESTORS' REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Investor will be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which will be true and correct in all material respects as of such date).

              (b) PERFORMANCE BY THE INVESTORS. Each Investor shall have performed all agreements and satisfied all conditions required to be performed or satisfied by such Investor at or prior to the Closing.

              (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Debentures or the Warrants.

              (d) PURCHASE PRICE. The Company shall have received the aggregate Purchase Price from the Investors.

         Section 4.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE INVESTORS TO PURCHASE THE DEBENTURES. The obligation hereunder of each Investor to acquire and pay for the Debentures at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for each Investor's benefit and may be waived by each Investor at any time in its sole discretion.

              (a) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date).

              (b) PERFORMANCE BY THE COMPANY. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing.

              (c) NO INJUNCTION. No statute, rule, regulation, executive, judicial or administrative order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Debenture or the Warrants.

              (d) YPTEL ACQUISITION. The shareholders of the Company shall have approved the YPtel Acquisition and other resolutions presented to the shareholders for their vote thereon at the meeting to be held on February 16, 2000 or any adjournment thereof and the YPtel Acquisition shall have closed on terms substantially similar to those set forth in the SEC Documents. Each of the YP Companies and Pacific Coast Publishing, Ltd. are wholly-owned, indirect or direct, subsidiaries of the Company.

              (e) OPINION OF COUNSEL. At the Closing, the Investors shall have received an opinion of the independent counsel of the Company, Haynes and Boone, LLP, in the form attached hereto as EXHIBIT 4.2(e) and such other opinions, certificates and documents as the Investors or their counsel shall reasonably require incident to the Closing.

              (f) REGISTRATION RIGHTS AGREEMENT. The Company and the Investors shall have executed and delivered the Registration Rights Agreement in the form and substance of EXHIBIT 4.2(f) attached hereto.

              (g) ADVERSE CHANGES. Except as otherwise disclosed in the Pre-Agreement SEC Documents, since December 31, 1999, no event which had or is likely to have, in the reasonable judgment of the Investors, a Material Adverse Effect on the Company or any of its direct or indirect subsidiaries shall have occurred.

              (h) OFFICER'S CERTIFICATE. The Company shall have delivered to the Investors a certificate in form and substance of EXHIBIT 4.2(h) attached hereto, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Charter, By-Laws, good standing and authorizing resolutions of the Company.

              (i) DEBENTURES AND WARRANTS. The Investors shall have received certificates representing the Debentures and Warrants in the form and substance of EXHIBIT 1.1A and EXHIBIT 1.1B hereto.

              (j) DUE DILIGENCE. Each Investor shall have completed its financial, accounting, operational and legal due diligence in a manner satisfactory to such Investor in its sole discretion.

              (k) GUARANTIES OF SUBSIDIARIES. The Investors shall have received a Guarantee in the form of EXHIBIT 4.2(k) by each of the Company's subsidiaries listed on SCHEDULE 4.2(k), guaranteeing the Company's obligations under the Debenture, the Registration Rights Agreement and the Agreement.


                                   ARTICLE 5

                              LEGEND AND STOCK

         The Company will issue one or more certificates representing the Debentures and the Warrants in the name of the Investor and in such denominations to be specified by the Investor prior to (or from time to time subsequent to) Closing. Each certificate representing the Debentures and the Warrants and any shares of Common Stock issued upon conversion or exercise thereof initially shall be stamped or otherwise imprinted with a legend substantially in the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE TRANSFERRED, ASSIGNED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED BECAUSE OF AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

         The Company agrees to reissue Debentures and Warrants without the legend set forth above at such time as (i) the holder thereof is permitted to dispose of such Debentures and/or Warrants and Common Stock issuable upon conversion or exercise thereof pursuant to Rule 144 under the Act, or (ii) such Debentures and/or Warrants are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly pursuant to an Effective Registration or exemption.

         Prior to the Registration Statement (as defined in the Registration Rights Agreement) being declared effective, any Common Shares issued pursuant to conversion of Debentures or Warrant Shares issued upon exercise of the Warrants shall bear a legend in the same form as the legend indicated above. Upon such Registration Statement becoming effective, the Company agrees to promptly, but no later than three (3) business days thereafter, issue new certificates representing such Common Shares and Warrant Shares without such legend. Except as provided in Section 2(f) of the Registration Rights Agreement, any Common Shares issued pursuant to conversion of Debentures or Warrant Shares issued upon exercise of the Warrants after the Registration Statement has become effective shall be free and clear of any legends, transfer restrictions and stop orders. Notwithstanding the removal of such legend, each Investor agrees to sell the Common Shares and Warrant Shares represented by the new certificates in accordance with the applicable prospectus delivery requirements (if copies of a current prospectus are provided to such Investor by the Company) or in accordance with an exception from the registration requirements of the Act.

         Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement.


                                   ARTICLE 6

                                 MISCELLANEOUS

         Section 6.1 STAMP TAXES. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Debentures and Warrants pursuant hereto, the Common Shares issued upon conversion thereof, and the Warrant Shares issued upon exercise of the Warrants.

         Section 6.2  SPECIFIC PERFORMANCE; CONSENT TO JURISDICTION; JURY
TRIAL.

              (a) The Company and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

              (b) THE COMPANY AND EACH OF THE INVESTORS (I) HEREBY IRREVOCABLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, THE NEW YORK STATE COURTS AND OTHER COURTS OF THE UNITED STATES SITTING IN NEW

YORK COUNTY, NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND EACH OF THE INVESTORS CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

              (c) THE COMPANY AND EACH INVESTOR HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

         Section 6.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Registration Rights Agreement, the Warrants, the Debentures and the agreements and documents executed in connection herewith and therewith, contains the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

         Section 6.4 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing by mail, facsimile or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

                   to the Company:

                             Advanced Communications Group, Inc.
                             390 S. Woods Mill Road, Suite 150
                             St. Louis, MO  63017
                             Attention:  Michael A. Pruss
                             Facsimile:  (314) 469-3539

                   with copies to:

                             Haynes and Boone, LLP
                             901 Main Street
                             Suite 3100
                             Dallas, Texas  75202
                             Attention:  Paul H. Amiel, Esq.
                             Facsimile:  (214) 200-0555

                   to the Investors:

                             To each Investor at the address and/or fax number set forth on SCHEDULE I of this Agreement.

                   with copies to:

                             Kleinberg, Kaplan, Wolff & Cohen, P.C.
                             551 Fifth Avenue, 18th Floor
                             New York, New York 10176
                             Attention:   Stephen M. Schultz, Esq.
                             Facsimile:   (212) 986-8866

Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

         Section 6.5 INDEMNITY. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees but excluding consequential damages) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement; or incurred as a result of the enforcement of this indemnity.

         Section 6.6 WAIVERS. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         Section 6.7 HEADINGS. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         Section 6.8 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of all Investors (which consent may be withheld for any reason in their sole discretion), except that the Company may assign this Agreement in connection with the sale of all or substantially all of its assets provided that the Company is not released from any of its obligations hereunder, such assignee assumes all obligations of the Company hereunder, and appropriate adjustment of the provisions contained in this Agreement, the Registration Rights Agreement, the Debentures and the Warrants is made, in form and substance satisfactory to the Investors, to place the Investors in the same position as they would have been but for such assignment, in accordance with the terms of the Debentures and the Warrants. No Investor may assign this Agreement (in whole or in part) or any rights or obligations hereunder without the consent of the Company (which shall not be unreasonably withheld), except that an Investor may assign its rights hereunder in connection with an assignment of Securities.

         Section 6.9 NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 6.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

         Section 6.11 SURVIVAL. The representations and warranties and the agreements and covenants of the Company and each Investor contained herein shall survive the Closing.

         Section 6.12 EXECUTION. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

         Section 6.13 PUBLICITY. The Company agrees that it will not disclose, and will not include in any public announcement, the name of any Investor without the express written agreement of such Investor, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed herewith to each Investor and any public announcement including the name of an Investor to such Investor, reasonably in advance of the release of such announcements.

         Section 6.14 SEVERABILITY. The parties acknowledge and agree that the Investors are not agents, affiliates or partners of each other, that all representations, warranties, covenants and agreements of the Investor hereunder are several and not joint, that no Investor shall have any responsibility or liability for the representations, warrants, agreements, acts or omissions of any other Investor, and that any rights granted to "Investors" hereunder shall be enforceable by each Investor hereunder.

         Section 6.15 LIKE TREATMENT OF HOLDERS; REDEMPTION. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption or conversion of Debentures or exercise of the Warrants, or otherwise, to any holder of Debentures or Warrants, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Debenture or this Agreement or the Registration Rights Agreement or the Warrants, unless such consideration is required to be paid to all holders of Debentures and Warrants bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Debentures or Warrants for redemption, conversion or exercise. The Company shall not, directly or indirectly, redeem any Debentures unless such offer of redemption is made pro rata to all holders of Debentures on identical terms.

         Section 6.16 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                            COMPANY:

                                            ADVANCED COMMUNICATIONS
                                            GROUP, INC.

                                            By:   /s/ Michael A. Pruss
                                                  --------------------------
                                                  Name:
                                                  Title:

                                            INVESTORS:

                                            HALIFAX FUND, L.P.
                                            By:   THE PALLADIN GROUP, L.P.
                                                  Attorney-in-Fact

                                            By:   /s/ Steven W. Weiner
                                                  --------------------------
                                                  Name: Steven W. Weiner
                                                  Title: Managing Director


                                            ELLIOTT ASSOCIATES, L.P.

                                            By:   /s/ Paul Singer
                                                  --------------------------
                                                  Name: Paul Singer
                                                  Title:


                                            WESTGATE INTERNATIONAL, L.P.
                                            By:   MARTLEY INTERNATIONAL, INC.
                                                  Attorney-in-Fact

                                            By:   /s/ Paul Singer
                                                  --------------------------
                                                  Name: Paul Singer
                                                  Title:


             SIGNATURE PAGE TO ADVANCED COMMUNICATIONS GROUP, INC.
                        DEBENTURE PURCHASE AGREEMENT

                             EXHIBITS AND SCHEDULES


Schedule I                         List of Investors
Exhibit 1.1A                       Form of Debenture
Exhibit 1.1B                       Form of Warrant
Schedule 2.1(a)                    List of Subsidiaries
Schedule 2.1(c)                    Capitalization
Schedule 2.1(c)                    Certain Transactions
Exhibit 2.1(c)(i)                  Certificate of Incorporation of the Company
Exhibit 2.1(c)(ii)                 By-Laws of the Company
Schedule 2.1(w)                    Insurance
Schedule 2.1(bb)                   Real Property
Schedule 3.6                       Dividends or Distributions
Schedule 3.12(d)                   Permitted Liens
Schedule 3.19                      Yptel Shareholders
Exhibit 4.2(e)                     Opinion of Company Counsel
Exhibit 4.2(f)                     Registration Rights Agreement
Schedule 4.2(h)                    Officer's Certificate
Schedule 4.2(k)                    Subsidiaries Providing Guaranties
Exhibit 4.2(k)                     Form of Guaranty

                                    SCHEDULE I


                                                   OUTSTANDING           NUMBER
                                                 PRINCIPAL AMOUNT          OF
INVESTOR                                                OF              WARRANTS            PURCHASE PRICE
                                                   DEBENTURES
                                                 ----------------       --------            --------------
HALIFAX FUND, LP                                   $15,000,000           429,262             $15,000,000
c/o The Palladin Group, L.P.
Investment Manager
195 Maplewood Avenue
Maplewood, New Jersey  07040
Attn:  Robert Chender

Tax  I.D. No.:
Facsimile: (973) 313-6491

ELLIOTT ASSOCIATES, L.P.                           $ 2,500,000            71,544             $ 2,500,000
712 Fifth Avenue - 36th Floor
New York, NY  10019

Attn:  Brett Cohen

Tax I.D. No. _______________
Facsimile: (212) 974-2092

WESTGATE INTERNATIONAL, L.P.                       $ 2,500,000            71,544             $ 2,500,000
c/o Stonington Management Corporation
712 Fifth Avenue - 36th Floor
New York, NY  10019

Attn:  Brett Cohen

Tax I.D. No. ________________
Facsimile: (212) 974-2092